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The Greenbrier Companies, Inc.

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December 30, 2019

Re:	2020 Annual Shareholder Meeting of The Greenbrier Companies, Inc. (January 8, 2020)

Proposal 2 – Advisory Approval of Executive Compensation

Dear Greenbrier Shareholder:

On behalf of the Board of Directors and the Compensation Committee of the Company, we are writing to request your continued support of our compensation practices by voting “FOR” Proposal 2 – Advisory Approval of Executive Compensation at our 2020 Annual Meeting.

We appreciate shareholders’ past support, with “say-on-pay” approval ranging from 93% to 98% over the last five years. We believe this reflects successful alignment of pay with performance and Glass Lewis has recommended voting “FOR” approval of the Company’s executive compensation at the 2020 Annual Meeting. However, Institutional Shareholder Services (ISS) recommended against the proposal. We strongly disagree with the ISS recommendation as it does not sufficiently incorporate the business context and strategic accomplishments of the executive team. These accomplishments include the acquisition of a major North American railcar manufacturing business in fiscal 2019 which added significant responsibilities to the management team. In addition, we believe our pay is aligned with performance when considering the cyclical nature of the railcar manufacturing business and global market uncertainties. Lastly, our board is engaged in critical leadership and succession planning which require judicious decisions to both retain and reward executives in transition as well as adjust pay for those stepping into new roles and responsibilities.

At Greenbrier we have a pay for performance culture. We ask our shareholders to view the Company’s executive compensation based on the merits described below and in our 2020 Proxy Statement.

EXECUTIVE COMPENSATION GENERALLY

Cumulative Total Shareholder Return (TSR) has limited value as an absolute performance metric in a cyclical industry.

Railcar manufacturing is a cyclical industry. The Compensation Committee evaluates compensation based on industry-wide trends. Viewing TSR on a cumulative basis without full context can paint a picture inconsistent with overall performance, particularly in a year of stock price pressure such as Greenbrier saw in 2019. One year ago, our one and five year TSR metrics outperformed both the Russell 3000 Index and our Global Industry Classification Standard peers.

TSR is an important component of our comprehensive performance analysis, which is why we added a relative TSR modifier to our 2020 Restricted Stock Unit (RSU) program. This analysis also includes other important factors such as industry positioning, market cycles, talent development and succession management. Compensation is a key driver for achieving results in all of these areas.

Compensation is in line with peers.

Greenbrier pays its executives market-based compensation. As noted by Glass Lewis, compensation for our CEO and named executive officers (NEOs) is consistent with Company peers. However, ISS makes note of increases in compensation for our NEOs in fiscal 2019. Raises for NEOs in fiscal 2019 reflect the fact that all of them are now responsible for worldwide operations in seven countries resulting from expansion and acquisition activities. Three of our NEOs are new to their executive roles as President, CFO and EVP Commercial, and two are heavily engaged in grooming their succession benches within the next three years. During this process, the Board has incentivized our CEO to commit to at least two years in his current role by tailoring his long-term incentive grant to retain him and recognize his leadership.

The grant value of equity awards does not reflect actual compensation.

Since the value of equity grants is directly impacted by share price, unfavorable share price performance will result in lower realized pay. For example, the dollar value of 2018 and 2019 equity grants as of FYE 2019 were less than 50% of the value on the date granted.

According to the ISS valuation of equity grants, realizable CEO pay as of FYE 2019 was roughly 70% of granted CEO pay over the last three years. This indicates a pay for performance alignment.

GRANTED VS. REALIZED CEO PAY (2018 and 2019)

TARGET SETTING

We apply rigorous performance targets tailored to the market in which we operate.

In a cyclical industry, setting rigorous targets is not synonymous with increasing targets. Effectively structuring compensation requires an in-depth analysis of leading market indicators, which the Compensation Committee undertakes. Based on these indicators and other trends in the Company’s competitive environment, the Adjusted EBITDA target for the fiscal 2019 annual incentive was appropriately set below prior years’ achieved performance.

Annual performance payouts for fiscal 2019 were below target and below the prior year.

As a result of Company performance, annual performance payouts for our CEO and NEOs were below target in fiscal 2019 and below the fiscal 2018 payout percentages. ISS notes that annual EBITDA performance targets have been lower than prior year results in the last four years. However, in determining whether our targets measure outperformance against our industry, we note that Greenbrier has consistently outperformed our primary direct competitor Trinity Industries Inc. (TRN). This reinforces that we set our targets taking into consideration our overall industry position and market cycles. For each of Return on Equity (ROE), Return on Assets (ROA) and Return on Invested Capital (ROIC) over the last one, three and five year periods, Greenbrier has outperformed Trinity*.

	ROE			ROA			ROIC
	GBX	TRN		GBX	TRN		GBX	TRN
1 year	5.1%	3.6%	1 year	2.9%	1.4%	1 year	3.8%	1.8%
3 year	9.5%	8.3%	3 year	5.1%	3.9%	3 year	6.9%	2.2%
5 year	16.0%	11.9%	5 year	7.5%	5.3%	5 year	11.3%	4.6%

Source: Compustat

*Note: Trinity Industries Inc. historic data has been adjusted to reflect the spin-off of Arcosa, Inc. in November 2018. Publicly available filings only reflect results from discontinued operations starting in 2016, and the above data reflects adjustments to prior years based on our internal estimates.

The Company has also financially outperformed another direct competitor in North America, Freightcar America Inc. (RAIL), which has struggled to achieve profitability recently.

Fiscal 2020 performance targets exceed prior targets AND prior results.

We set aggressive performance targets for fiscal 2020 which are higher than targets set in past years and results achieved in past years. The ISS report questioned how fiscal 2020 targets compare to achieved results in past years.

LONG-TERM PROGRAM	ANNUAL PROGRAM
Fiscal 2020-2022 EBITDA target exceeds: • any prior target in Company history • any prior achieved result in Company history	Fiscal 2020 EBITDA target exceeds: • any prior target in the last three years • any prior achieved result in the last three years

We stress the importance of not disclosing performance targets in advance to avoid giving competitors strategic insights with predictive value.

Strategic goals are an important Company performance measure.

Strategic goals were added to our annual incentive program in 2018 to allow the Board and management to monitor critical strategies for the Company. Management reports to the Board at every meeting on the progress and timeline for these goals and on any challenges. Based on recent acquisitions, the Board believes it is prudent for the future of the Company to maintain focus on integration as well as talent development and succession management. To stress the importance of this focus the Board added an incentive to outperform on these goals by increasing the potential payout to 150%. Although not stated explicitly in our 2020 Proxy, at below-threshold EBITDA performance there is no payout for achievement of strategic goals.

REFINEMENT OF COMPENSATION PRACTICES

We continually refine our compensation practices.

We carefully monitor compensation best-practices and are constantly seeking to improve. In recent years we have made important refinements to our compensation practices:

•	The measurement period for long-term incentives was extended from 30 to 36 months in 2018
•	A relative performance metric was introduced for our 2018 long-term incentive grant
•	Starting in fiscal 2020, RSU grants are weighted 40% time-based and 60% performance-based versus our longstanding practice of weighting each 50%
•	A relative TSR modifier has been added to our RSU program for 2020 (a relative performance metric was temporarily removed in 2019 after increasing our measurement period from 30 to 36 months)
•	As noted above, fiscal 2020 performance targets have been set higher than prior years’ targets and actual results over at least the last three years
•	The fiscal 2020 CEO RSU grant is closer in size to historical levels as compared to the fiscal 2018 and fiscal 2019 grants and aligns with the Company’s stock price at the time of grant
•	We regularly engage with our shareholders and have modified practices based on shareholder feedback

We appreciate your time and consideration of these matters. Based on the foregoing, we ask that you vote “FOR” Proposal 2 – Advisory Approval of Executive Compensation at our 2020 Annual Meeting.

Sincerely,

Admiral Thomas B. Fargo

Director and Chair of the

Compensation Committee